Exhibit 99.1

FOR IMMEDIATE RELEASE

McCORMICK DELIVERS STRONG THIRD QUARTER FINANCIAL RESULTS AND

INCREASES OUTLOOK FOR FISCAL YEAR

SPARKS, MD, SEPTEMBER 30, 2010 — McCormick & Company, Incorporated (NYSE:MKC), today reported a strong increase in profit and solid sales growth for the third quarter of its 2010 fiscal year.

•	Earnings per share were $0.76. On a comparable basis, excluding a $0.10 benefit from the reversal of a significant tax accrual, earnings per share rose 16%.

•	Improved margins were a key driver behind higher third quarter profit. CCI-led cost savings are now expected to exceed $45 million in 2010.

•	The Company increased its earnings outlook for the fiscal year.

Alan D. Wilson, Chairman, President and CEO, commented, “In the face of a global economy that remains challenging, we are growing sales, improving margins and increasing profit. Recent product introductions like Recipe Inspirations® in the US, Perfect Shake® in the UK and Thai chili sauce in China are driving sales, along with new flavor solutions for industrial customers. Our marketing programs are emphasizing the convenience, value, health and great taste of our leading brands. McCormick employees are improving productivity and reducing costs throughout the business with our Comprehensive Continuous Improvement (CCI) program. CCI-led cost savings are now expected to exceed $45 million in 2010. These savings, together with a more favorable mix of products, increased gross profit margin nearly 2 percentage points in the third quarter. Due in large part to our excellent progress with margin improvement initiatives, we have raised our projected growth rate for 2010 earnings per share.”

While third quarter sales rose slightly from the prior year, in local currency sales grew 1% with 2% growth in volume and product mix. For the consumer business, sales rose 2% in local currency. Product introductions, sales of ethnic brands and the net sales benefit of lower coupon activity each contributed to the increase. Sales growth was particularly strong in China with a 15% increase in the consumer business. This was offset by some continued weakness in the Company’s smaller markets in Europe, the Middle East and Africa (EMEA). For the industrial business, third quarter sales rose slightly from the prior year period in local currency. Volume and product mix grew 3% led by strong sales to quick service restaurants in both EMEA and the Asia Pacific region. This increase was offset in part by the impact of lower pricing to industrial customers in the Americas in response to declines in the cost of dairy ingredients.

The Company achieved a significant increase in gross profit margin in the third quarter, which rose nearly 2 percentage points. CCI-led cost savings were a primary driver behind margin improvement, as well as a favorable business mix, particularly within the industrial segment. Marketing and product innovation are being directed toward more value-added, higher margin products.

Income from unconsolidated operations more than doubled largely due to the Company’s joint venture in Mexico which achieved higher sales and continued to benefit from favorable raw material costs. Discrete tax items and a lower underlying tax rate added $17 million to net income for the third quarter. Of this amount, $14 million related to the reversal of a significant tax accrual for a past tax year. This tax accrual was recorded based on uncertainties about the tax aspects of transactions where the Company reorganized its European operations and divested certain joint ventures.

Earnings per share were $0.76 for the third quarter of 2010. The reversal of the significant tax accrual had a favorable impact of $0.10. Excluding this impact, earnings per share rose $0.09 from the prior year period, driven by higher operating income, as well as higher income from unconsolidated operations and the favorable impact of a lower underlying tax rate. Year-to-date cash flow from operations in 2010 was $145 million compared to $195 million in the first three quarters of 2009. A $53 million increase in net income was more than offset by an increase in operating assets and liabilities.

Based on its strong year-to-date profit results, the Company raised its projected increase in 2010 earnings per share to 9 – 11% on a comparable basis. This is consistent with its long-term objective for earnings per share growth. For 2010, earnings per share on a GAAP basis are expected to be $2.67 to $2.71. On a comparable basis, which excludes a $0.10 favorable impact from the tax accrual reversal, earnings per share are expected to be $2.57 to $2.61. In 2009, the Company reported earnings per share of $2.27. On a comparable basis, which excludes $0.08 of unfavorable restructuring charges, 2009 earnings per share were $2.35.

Business Segment Results

Consumer Business
(in millions)	Three Months Ended		Nine Months Ended
	8/31/10	8/31/09	8/31/10	8/31/09
Net sales	$454.1	$450.5	$1,360.3	$1,306.2
Operating income	95.8	88.3	243.8	227.4
Operating income, excluding restructuring charges	95.8	89.0	243.8	234.9

Consumer business sales rose 1% when compared to the third quarter of 2009 and in local currency, sales rose 2%. This increase was due to the net sales benefit of lower coupon activity as well as favorable volume and product mix.

•

Consumer sales in the Americas rose 4% and in local currency grew 3%. The Company grew volume and product mix by 2% with the launch of new products such as Recipe Inspirations, higher sales of ethnic brands and Lawry’s, and distribution gains in both the U.S. and Canada. When compared to the prior year period, a reduction in coupon activity also increased sales this quarter.

•

Consumer sales in EMEA declined 10% from the third quarter of 2009, and in local currency decreased 1%. The Company grew sales in France and the U.K. as a result of new product introductions and increased consumer demand. However, sales continued to be weak in several smaller markets.

•

Third quarter consumer sales in the Asia/Pacific region grew 11%, with a 7% increase in local currency. This was led by a 15% increase in China where category growth, new products and increased market penetration are driving sales.

For the third quarter, operating income excluding restructuring charges for the consumer business rose 8% to $96 million as a result of CCI-led cost savings and higher sales. Year-to-date, the Company has increased operating income excluding restructuring charges 4%, which includes the impact of increased brand marketing in the first three quarters.

Industrial Business
(in millions)	Three Months Ended		Nine Months Ended
	8/31/10	8/31/09	8/31/10	8/31/09
Net sales	$340.5	$341.2	$997.1	$961.3
Operating income	30.2	28.3	80.6	61.6
Operating income, excluding restructuring charges	30.2	28.5	80.6	62.3

Industrial business sales were about even with the prior year period and in local currency rose slightly. A 3% increase from favorable volume and product mix was largely offset by lower pricing as the Company passed through lower costs for dairy ingredients.

•

Industrial sales in the Americas declined 1% and in local currency declined 2%. In response to lower commodity costs, primarily dairy ingredients, the Company passed through 3% in reduced pricing for certain products during this period. Sales volume and product mix rose slightly. While new seasonings and flavors grew sales to food manufacturers in the U.S. and Mexico, sales to food service customers were weak when compared to strong new product introductions in the prior year period.

•

In EMEA, industrial sales declined 3%, but in local currency grew 5% as a result of favorable volume and product mix. Sales to quick service restaurants remained strong this period and the Company benefitted from sales to other food manufacturers as they expand geographically. In addition, there has been an improvement in sales of branded food service products in the U.K. versus the year-ago period.

•

In the Asia/Pacific region, industrial sales rose 10% and in local currency grew 7%. This increase driven by sales of new products developed for quick service restaurants as well as for leading food manufacturers.

Operating income excluding restructuring charges rose $2 million to $30 million in the third quarter. A more favorable business mix and productivity improvements for the industrial business is leading to increased operating income as well as higher margins. Year-to-date, operating income margin has reached 8.1% compared to 6.5% for fiscal year 2009 when restructuring charges are excluded.

Non-GAAP Financial Measures

The non-GAAP information in this press release is not a measure that is defined in generally accepted accounting principles (“GAAP”). The non-GAAP information in this press release excludes the reversal of a significant tax accrual recorded in the third quarter of 2010 and restructuring charges recorded in fiscal year 2009. Management believes the non-GAAP information is important for purposes of comparison to prior periods and development of future projections and earnings growth prospects. This information is also used by management to measure the profitability of our on-going operations and analyze the Company’s business performance and trends. Management believes the non-GAAP measure provides a more consistent basis for assessing the Company’s performance than the closest GAAP equivalent. Management therefore uses the non-GAAP information alongside the most directly comparable GAAP measures in this press release.

Reconciliation of GAAP to non-GAAP Financial Measures

The Company has provided below certain non-GAAP financial results excluding amounts related to the reversal of a significant tax accrual recorded in the third quarter of 2010 and a restructuring program which ended in 2009.

(in millions except per share data)	Three Months Ended		Nine Months Ended
	8/31/10	8/31/09	8/31/10	8/31/09
Operating income	$126.0	$116.6	$324.4	$289.0
Impact of restructuring charges	—	.9	—	8.2

Adjusted operating income	$126.0	$117.5	$324.4	$297.2

% increase versus prior period	7.2%		9.2%

Net income	$102.4	$75.1	$236.5	$183.5
Reversal of significant tax accrual	(13.9)	—	(13.9)	—
Impact of restructuring charges	—	.7 *	—	5.7 *

Adjusted net income	$88.5	$75.8	$222.6	$189.2

% increase versus prior period	16.8%		17.7%

Earnings per share - diluted	$.76	$.57	$1.76	$1.39
Reversal of significant tax accrual	(.10)	—	(.10)	—
Impact of restructuring charges	—	—	—	.04

Adjusted earnings per share - diluted	$.66	$.57	$1.66	$1.43

% increase versus prior period	15.8%		16.1%

* The impact of restructuring activity on net income includes:
Restructuring charges		$(.9)		$(8.2)
Tax impact included in income taxes		.2		2.5

		$(.7)		$(5.7)

Twelve Months Ended
11/30/09
Earnings per share - diluted	$2.27
Impact of restructuring charges	.08

Adjusted earnings per share - diluted	$2.35

Live Webcast

As previously announced, McCormick will hold a conference call with analysts today at 8:00 a.m. ET. The conference call will be webcast live via the McCormick web site. Go to ir.mccormick.com and follow directions to listen to the call and access the accompanying presentation materials. At this same location, a replay of the call will be available following the live call. Past press releases and additional information can be found at this address.

Forward-looking Information

Certain information contained in this release, including expected trends in net sales and earnings performance, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934.

Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could significantly affect expected results. Results may be materially affected by external factors such as damage to our reputation or brand name, business interruptions due to natural disasters or similar unexpected events, actions of competitors, customer relationships and financial condition, the ability to achieve expected cost savings and margin improvements, the successful acquisition and integration of new businesses, fluctuations in the cost and availability of raw and packaging materials, and global economic conditions generally which would include the availability of financing, interest and inflation rates as well as foreign currency fluctuations and other risks described in the Company’s filings with the Securities and Exchange Commission. Actual results could differ materially from those projected in the forward-looking statements.

The Company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise.

About McCormick

McCormick & Company, Incorporated (www.mccormickcorporation.com) is a global leader in the manufacture, marketing and distribution of spices, seasonings, specialty foods and flavors to the entire food industry – retail outlets, food manufacturers and food service businesses.

# # #

CONTACTS:

Corporate Communications:

John McCormick (410) 771-7110 or john_mccormick@mccormick.com

Investor Relations: Joyce Brooks (410) 771-7244 or joyce_brooks@mccormick.com

9/2010

(Financial tables follow)

Third Quarter Report	McCormick & Company, Incorporated

Consolidated Income Statement (Unaudited)

(In millions except per-share data)

	Three Months Ended		Nine Months Ended
	August 31, 2010	August 31, 2009	August 31, 2010	August 31, 2009
Net sales	$794.6	$791.7	$2,357.4	$2,267.5
Cost of goods sold	459.8	472.7	1,385.7	1,362.0

Gross profit	334.8	319.0	971.7	905.5
Gross profit margin	42.1%	40.3%	41.2%	39.9%
Selling, general and administrative expense	208.8	201.5	647.3	608.3
Restructuring charges	—	0.9	—	8.2

Operating income	126.0	116.6	324.4	289.0
Interest expense	12.4	12.8	37.0	40.2
Other income, net	0.5	0.3	1.0	1.8

Income from consolidated operations before income taxes	114.1	104.1	288.4	250.6
Income taxes	18.3	32.1	71.4	77.2

Net income from consolidated operations	95.8	72.0	217.0	173.4
Income from unconsolidated operations	6.6	3.1	19.5	10.1

Net income	$102.4	$75.1	$236.5	$183.5

Earnings per common share - basic	$0.77	$0.57	$1.78	$1.40

Earnings per common share - diluted	$0.76	$0.57	$1.76	$1.39

Average shares outstanding - basic	133.3	130.9	132.9	130.6
Average shares outstanding - diluted	134.9	132.4	134.4	132.1

Third Quarter Report	McCormick & Company, Incorporated

Consolidated Balance Sheet (Unaudited)

(In millions)

	August 31, 2010	August 31, 2009
Assets
Current assets
Cash and cash equivalents	$23.6	$27.9
Trade accounts receivable, net	319.7	328.6
Inventories	480.1	447.4
Prepaid expenses and other current assets	132.2	116.5

Total current assets	955.6	920.4
Property, plant and equipment, net	464.8	472.7
Goodwill, net	1,392.1	1,450.2
Intangible assets, net	231.9	235.7
Investments and other assets	220.3	227.4

Total assets	$3,264.7	$3,306.4

Liabilities and shareholders’ equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$197.7	$288.6
Trade accounts payable	248.9	238.5
Other accrued liabilities	351.9	327.2

Total current liabilities	798.5	854.3
Long-term debt	779.5	870.9
Other long-term liabilities	304.9	240.9

Total liabilities	1,882.9	1,966.1
Shareholders’ equity
Common stock	700.4	608.2
Retained earnings	709.6	542.3
Accumulated other comprehensive (loss)/income	(37.0)	181.2
Noncontrolling Interests	8.8	8.6

Total shareholders’ equity	1,381.8	1,340.3

Total liabilities and shareholders’ equity	$3,264.7	$3,306.4

Third Quarter Report	McCormick & Company, Incorporated

Consolidated Statement of Cash Flows (Unaudited)

(In millions)

	Nine Months Ended
	August 31, 2010	August 31, 2009
Cash flows from operating activities
Net income	$236.5	$183.5
Adjustments to reconcile net income to net cash flow from operating activities:
Depreciation and amortization	70.1	69.6
Stock based compensation	9.7	10.5
Income from unconsolidated operations	(19.5)	(10.1)
Changes in operating assets and liabilities	(160.2)	(68.1)
Dividends from unconsolidated affiliates	8.6	9.7

Net cash flow from operating activities	145.2	195.1

Cash flows from investing activities
Capital expenditures	(52.5)	(53.8)
Proceeds from sale of property, plant and equipment	6.1	0.5

Net cash flow used in investing activities	(46.4)	(53.3)

Cash flows from financing activities
Short-term borrowings, net	(2.4)	(29.2)
Long-term debt repayments	(14.3)	(50.2)
Proceeds from exercised stock options	45.9	13.7
Common stock acquired by purchase	(38.2)	—
Dividends paid	(103.7)	(94.0)

Net cash flow used in financing activities	(112.7)	(159.7)

Effect of exchange rate changes on cash and cash equivalents	(2.0)	6.9

Decrease in cash and cash equivalents	(15.9)	(11.0)
Cash and cash equivalents at beginning of period	39.5	38.9

Cash and cash equivalents at end of period	$23.6	$27.9